Exhibit 10.3

Schedule 2.1

to the

Directors’ Deferred Compensation and Benefits

Trust Agreement

Benefit Plans and Other Arrangements Subject to Trust

(1) Sunoco, Inc. Directors’ Deferred Compensation Plan I;

(2) Sunoco, Inc. Directors’ Deferred Compensation Plan II;

(3) The entire funding for all the Indemnification Agreements with the directors set forth below shall be Five Million Dollars ($5,000,000.00) in the aggregate upon a Potential Change in Control, and an amount upon a Change in Control calculated on the basis of the Indemnification Agreements with the following directors:

(a)	Chris C. Casciato

(b)	Robert J. Darnall [4]

(c)	John G. Drosdick [1]

(d)	Gary W. Edwards

(e)	Ursula O. Fairbairn

(f)	Thomas P. Gerrity [5]

(g)	Rosemarie B. Greco [6]

(h)	John P. Jones, III

(i)	James G. Kaiser

(j)	R. Anderson Pew [2]

(k)	G. Jackson Ratcliffe [3]

(l)	John W. Rowe

(m)	John K. Wulff

(4) Benefits payable to former directors of the Company (or their beneficiaries) in pay status as of the date of termination of the Sunoco, Inc. Non-Employee Directors’ Retirement Plan.

NOTES:

1.	Mr. Drosdick resigned as a Director of Sunoco, Inc., effective December 31, 2008.
2.	Mr. Pew did not stand for re-election at the Annual Meeting on May 7, 2009, due to Sunoco, Inc.’s mandatory retirement policy for directors.
3.	Mr. Ratcliffe did not stand for re-election at the Annual Meeting on May 7, 2009, due to Sunoco, Inc.’s mandatory retirement policy for directors.
4.	Mr. Darnall did not stand for re-election at the Annual Meeting on May 6, 2010, due to Sunoco, Inc.’s mandatory retirement policy for directors.
5.	Dr. Gerrity did not stand for re-election at the Annual Meeting on May 6, 2010, and retired from the Sunoco, Inc. Board at that time.
6.	Ms. Greco did not stand for re-election at the Annual Meeting on May 5, 2011, and retired from the Sunoco, Inc. Board at that time.